UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 24, 2005

FEDERAL SIGNAL CORPORATION

(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6003 (Commission File Number)	36-1063330 (I.R.S. Employer Identification No.)

1415 West 22nd Street Oak Brook, Illinois (Address of principal executive offices)	60523 (Zip Code)

(630) 954-2000
(Company’s telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

     On March 24, 2005, E-One, Inc. (“E-One”), a wholly owned subsidiary of Federal Signal Corporation (the “Company”), entered into an agreement, dated as of March 24, 2005 (the “Loan Agreement”) with Banc of America Leasing & Capital, LLC (the “Lender”) with respect to a nonrecourse loan facility (the “Facility”). E-One’s indebtedness and other obligations under the Loan Agreement are secured by a pledge by E-One of all of its right, title and interest under certain customer leases of emergency equipment and other collateral as described in the Loan Agreement. On March 24, 2005, E-One borrowed $75 million under the Facility. Under the Loan Agreement, E-One may further borrow under the Facility, at the discretion of the Lender, an amount equal to 95% of the net present value of any additional customer leases pledged under the Facility.

     The Loan Agreement contains administrative covenants and events of default that are ordinary and customary for similar credit facilities. At the election of E-One, the Facility bears interest at a fixed rate or a floating LIBOR rate. The $75 million currently outstanding under the Facility bears interest at a 30-day floating LIBOR rate plus 1.35%. The obligations of E-One under the Loan Agreement are nonrecourse to E-One and the Company, except with respect to certain representations and warranties. E-One’s recourse obligations under the Loan Agreement are guaranteed by the Company.

     In connection with the closing of the Loan Agreement, the Company utilized the proceeds from the initial funding of the Loan Agreement to repay approximately $63.2 million outstanding under its existing unsecured revolving credit facility, and the remainder of the proceeds will be used by the Company for general corporate purposes. In addition, in connection with the closing of the Facility the Company voluntarily reduced the size of its existing unsecured credit facility from $150 million to $75 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The information set forth in Item 1.01 of this Current Report of Form 8-K is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

     None

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2005	FEDERAL SIGNAL CORPORATION
	By:	/s/ Stephanie K. Kushner
Stephanie K. Kushner
Vice President and Chief Financial Officer